Exhibit 10.1

                 BIO-TEC ADDITIVES SUPPLY AND LICENSE AGREEMENT

     This Agreement ("Agreement") is effective as of the date of the last signature hereto ("Effective Date") between Bio-Tec Environmental, LLC, a limited liability company organized and existing under the laws of the State of Nevada, have a place of business at Albuquerque, New Mexico ("Bio-Tec") and CASEY CONTAINER CORP, a DELAWARE corporation organized and existing under the laws of the State of Delaware, have a place of business at ______________________________ ("Purchaser").

                                   BACKGROUND

     A. Bio-Tec has developed certain products and owns certain intellectual property, including intellectual property related to the biodegradation of plastic products ("Invention").

     B. Bio-Tec seeks the expanded use of its products and intellectual property in plastic products and Purchaser desires to use Bio-Tec's products and intellectual property for the manufacture and sale of plastic products incorporating Bio-Tec's products and utilizing Bio-Tec's intellectual property, all in accordance with the terms and conditions of this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, and subject to the terms and conditions contained herein, the parties hereby agree as follows:

     Term. This Agreement is effective as of the Effective Date, and unless terminated in accordance with Section 12 of this Agreement, shall continue in force and effect for a period of no less than three (3) years ("Term").

     Definitions. The following are defined terms under this Agreement:

     "Bio-Tec Additives" means EcoPure and ASTM D 5511 - 02

     "Designated Distribution Channel" means Casey Container Corp. shall manufacture pre-forms for Taste of Aruba - Premium Aruban Water. Taste of Aruba, an affiliate of Casey Container Corp., will blow the PET bottles at its' bottling plant in Aruba, Dutch Carribean, and for distribution of their water products in varying sizes throughout the world. Casey Container shall have the right to develop its' manufacturing base customer by customer with the express written approval of Bio-Tec Environmental. Casey Container `will not' sell Bio-Tec's raw materials to a third party.

     "Affiliates" means a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control, with the person or entity specified. For purposes of this definition, "control" and cognates thereof mean, with respect to an entity, the direct or indirect ownership of (a) at least fifty percent (50%) of the capital stock or share capital entitled to vote for the election of directors of the entity; or
(b) at least fifty percent (50%) of equity or voting interests of the entity, or
(c) the ability to otherwise direct the management and operations of the entity.

     "Bio-Tec Trademarks" means the marks and logos described on the attached
Exhibit 1(f).

     "Covered Products" - any product which, in the course of manufacture or sale (a) utilizes any substance, composition, device, apparatus, method, or process which embodies or uses the Technology or Bio-Tec Additives or Invention, including improvements; or (b) bears or is marketed under Bio-Tec Trademarks.

     "Effective Date" means the date set out in first paragraph of this Agreement.

     "Indemnitees" means Bio-Tec, LLC, its Affiliates, and their successors and assigns, and the employees, officers, directors, stockholders, and members of Bio-Tec, LLC and its Affiliates, and their respective heirs, executors, administrators, and legal representatives.

     "Purchase Order" means an order to purchase a specific quantity of a Bio-Tec Additive submitted by Purchaser and accepted by Bio-Tec in accordance with this Agreement, which refers to the specific Bio-Tec Additive products and amounts to be purchased; price terms; scheduled delivery dates (unless submitted on open delivery terms); and "sold to," "invoice to," and "ship to" addresses.

     "Purchaser Product Specification" means the specifications, formulations, processes, mixture ratios, minimum test results, and other information for the use of Bio-Tec Additives in the manufacture by Purchaser of Covered Products attached hereto as Exhibit 7(a).

     "Technology" means Bio-Tec Additives and any and all information, intellectual property rights, patent applications and patents, know-how, show-how, substances, recipes, formulas, compositions, devices, apparatuses, techniques, notes, books, writings or other documents, samples, prototypes, models, trade secrets, methods, practices, processes, process parameters, research and development information, software, data, inventions, including improvements, changes, developments, and modifications thereto, which relate to the Invention or Bio-Tec Additives, and are owned by Licensor and are presently existing.

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
     3. Rights and Licenses Granted to Purchaser.

     Technology License. Subject to the terms and conditions of this Agreement, Bio-Tec hereby grants to Purchaser a non-exclusive license under the Technology and Bio-Tec Additives limited to manufacture and sale of Covered Products limited to the Designated Distribution Channel during the Term of this Agreement. Purchaser may not grant any rights or sublicenses under this Agreement to any third party without the prior express written consent of Bio-Tec, which may be withheld for any reason. Except as expressly granted by Bio-Tec to Purchaser herein, all rights and entitlements in and to the Technology, whether now existing or that may hereafter come into existence, are reserved to Bio-Tec. This Agreement shall not be construed to confer any other rights upon Purchaser. Purchaser will not knowingly sell Covered Products that include Bio-Tec Additives or that were manufactured using the Technology to persons who intend or are likely to resell them outside of the Designated Distribution Channel.

     Trademark License. Subject to the terms and conditions of this Agreement, Bio-Tec hereby grants to Purchaser, for the Term of this Agreement, a non-exclusive license to use the Bio-Tec Trademarks on or in association with the Covered Products in the Designated Distribution Channel, as well as on packaging, promotional and advertising material associated therewith.

     Outside of Designated Distribution Channel. Purchaser shall not make or authorize any use, direct or indirect, of the Bio-Tec Trademarks, or like or similar marks, outside of the Designated Distribution Channel and will not knowingly sell Covered Products to persons who intend or are likely to resell them outside of the Designated Distribution Channel.

     4. Notices, Quality Control, and Samples.

     The rights and licenses granted hereunder are conditioned upon Purchaser's full and complete compliance with the marking provisions of the intellectual property laws, if applicable, of the United States and foreign countries. The Covered Products, as well as all promotional, packaging, and advertising material relative thereto, shall include all appropriate legal notices as required by Bio-Tec, including, but not limited to intellectual property notices.

     The Covered Products shall be of a high quality and manufactured in conformity with the Purchaser Product Specifications..

     If the quality of the Covered Products falls below a production-run quality, or fails to meet the requirements of the Purchaser Product Specifications, Purchaser shall use its best efforts to restore such quality.

The failure of Purchaser to take appropriate steps to restore such quality after notification by Bio-Tec will constitute a material breach of this Agreement under Section 12(c).

     From time to time, upon request from Bio-Tec, Purchaser shall submit samples of Covered Products which Purchaser intends to manufacture and sell, so that Bio-Tec can assure conformance with high quality requirements and Purchaser Product Specifications.

     The Purchaser agrees to permit Bio-Tec or its representative to inspect the facilities where the Covered Products are being manufactured.

     5. Obligations of Purchaser.. During the term of this Agreement, Purchaser shall:

     purchase exclusively, except as agreed upon in writing, from Bio-Tec any and all materials and Bio-Tec Additives designed or intended to cause or accelerate the biological degradation of Bio-Tec Products manufactured or sold by the Purchaser;

     purchase to the best of their ability the projected supply of Bio-Tec Additives as set out on Exhibit 5(b);

     use the Bio-Tec Additives in the manufacture of the Covered Products in accordance with the terms and conditions of this Agreement;

     use the logos and trademarks prominently as approved by Bio-Tec Environmental;

     require that customers or other persons acquiring Covered Products from Purchaser use Covered Products only in the Designated Distribution Channel;

     order, pay for, and take delivery of Bio-Tec Additives as set forth in Sections 9 and 10 of this Agreement;

     complete testing of the Covered Products in accordance with Section 7(b) of this Agreement; and,

     protect Bio-Tec's intellectual property rights and the confidentiality of EcoPure's proprietary information as set forth in Section 11 of this Agreement;

     (i) allow Bio-Tec to utilize Purchaser's trademarks and logos on Bio-Tec promotional materials and Bio-Tec's website and to provide links on the Bio-Tec website to Purchaser's website(s); and, (ii) to place the Bio-Tec Trademarks and links to the Bio-Tec website on Purchaser's website; and, comply with the other duties and obligations of Purchaser under this Agreement.

     6. Obligations of Bio-Tec. During the term of this Agreement, Bio-Tec shall:

     (a) deliver the Bio-Tec Additives to Purchaser in accordance with the terms and conditions of this Agreement. Unless otherwise agreed to in writing by the parties, Bio-Tec will provide the Bio-Tec Additives to Purchaser in pelletized form; and,

     (b) comply with the other duties and obligations of Bio-Tec under this Agreement.

     7. Purchaser Product Specifications and Testing.

     (a) Purchaser shall develop the Purchaser Product Specifications for specific mixtures. The Purchaser Product Specifications for that mixture shall be attached to this Agreement as Exhibit 7(a) which is incorporated herein as a part of this Agreement. Separate Purchaser Product Specifications are required for each mixture used by Purchaser to manufacture Covered Products, and Purchaser shall only manufacture Covered Products utilizing Purchaser Product Specifications for the mixture of specific polymers and other materials identified in the Purchaser Product Specifications for that mixture. Prior to the manufacture of Covered Products using a mixture of polymers and other materials different than, or in different amounts than, contained in a Purchaser Product Specification, Purchaser shall notify Bio-Tec. Purchaser shall be responsible for and have liability for all Covered Products using mixtures developed by Purchaser.

     (b) Purchaser shall preferably complete the testing and obtain certification of compliance with ISO and ASTM standards utilizing appropriate third-party testing laboratories.

     8. Pricing. Bio-Tec will initially provide Bio-Tec Additives to Purchaser at the per kilogram prices set out on attached Exhibit 8. Bio-Tec may change the per kilogram price for Bio-Tec Additives from time to time upon ninety (90) days notice to Purchaser; provided that the per kilogram price shall not increase by more than ten percent (10%) during any consecutive twelve (12) month period, unless due to substantive increases in component costs.

     9. Payment. Bio-Tec may invoice for Bio-Tec Additives upon shipment of such Bio-Tec Additives pursuant to Purchase Orders. Payments shall be made to Bio-Tec within thirty (30) days of invoice. If any invoice is not paid within such time, Bio-Tec may, at its option, charge a late fee on any unpaid amount at a rate of one and one-half percent (1 1/2%) per month (18% per annum). The election of Bio-Tec to charge a late fee on any unpaid amount shall not preclude Bio-Tec from exercising other rights and powers under this Agreement, including the right to terminate this Agreement for nonpayment in accordance with Section 14(a). Bio-Tec, at its sole discretion, may obtain credit risk insurance for the benefit of Bio-Tec, from an insurer acceptable to Bio-Tec, and in the event that Bio-Tec is unable to obtain such insurance with respect to Purchaser, Bio-Tec may require prepayment, cash on delivery, or other payment terms for sale of Bio-Tec Additives to Purchaser. The costs and expenses of credit risk insurance shall be invoiced to Purchaser by Bio-Tec and paid over to Bio-Tec by Purchaser.

     10. Affixation of Bio-Tec Trademarks on Covered Products and Marketing Materials. Purchaser shall affix or display the Bio-Tec Trademarks on all Covered Products and all marketing materials prepared by or for Purchaser relating to Covered Products. Such Bio-Tec Trademarks shall be displayed only in such form, manner, and placement on the Covered Product as specifically approved in advance by Bio-Tec.

     11. Protection of Intellectual Property and Proprietary Information.

     (a) Protection of Intellectual Property Rights.

     (i) The Bio-Tec Additives are formulated using valuable and proprietary intellectual property held by Bio-Tec. Purchaser does not claim any ownership rights with respect to the Technology used to manufacture the Bio-Tec Additives. Purchaser agrees not to, directly or indirectly through any third party, analyze, reverse engineer, formula reconstruct, or otherwise attempt to ascertain the physical or chemical make-up of the Bio-Tec Additives. Purchaser agrees not to modify or alter the Bio-Tec Additives. Any new or improved idea, design, concept, improvement, or other invention made or developed by or for Purchaser related to the biodegradation of plastic products shall be promptly disclosed to Bio-Tec in a complete written disclosure. Purchaser hereby assigns to Bio-Tec all right and interest in and to any such items, together with the right to file patent applications in any country with respect thereto. Purchaser shall, at the request of Bio-Tec and at the expense of Bio-Tec, cause patent applications to be filed thereon in the manner requested by Bio-Tec and shall promptly assign such applications to Bio-Tec, and shall cause to be executed all such other instruments and documents as Bio-Tec may reasonably request in connection therewith.

     (ii) The Technology constitutes valuable trade secrets of Bio-Tec, and is the proprietary and confidential property of Bio-Tec. Accordingly, Purchaser shall not, without the prior express written consent of Bio-Tec, disclose or reveal to any third party or utilize for its own benefit other than pursuant to this Agreement, any such Technology. Purchaser further agrees to take all reasonable precautions to preserve the confidentiality of Technology and shall assume responsibility that its employees will similarly preserve this information against disclosure to third parties or use other than in accordance with this Agreement.

     (iii) Purchaser acknowledges Bio-Tec's exclusive rights in the Bio-Tec Trademarks and further acknowledges that the Bio-Tec Trademarks are unique and original to Bio-Tec and that Bio-Tec is the owner thereof. Purchaser shall not, at any time during or after the term of the Agreement dispute or contest, directly or indirectly, Bio-Tec's exclusive right and title to the Bio-Tec Trademarks or the validity thereof. In the event that Purchaser publicly questions or challenges, directly or indirectly, the validity of the Bio-Tec Trademarks or assists any other person in doing so, Bio-Tec shall have the right to terminate this Agreement. Purchaser agrees that its use of the Bio-Tec Trademarks inures to the benefit of Bio-Tec and that the Purchaser shall not acquire any rights in the Bio-Tec Trademarks.

     (iv) It is agreed and understood that this Agreement is, in part, a license of the Technology and know-how incorporated into the Invention and a license to use Bio-Tec Trademarks. In the event that a patent does not issue or is subsequently held to be invalid by a court of the United States or foreign country or countries, such failure to issue or holding of invalidity shall not render this Agreement invalid. In the event Purchaser questions or challenges, directly or indirectly, the validity of any Bio-Tec patent rights or assists any other person in doing so, Bio-Tec, at its sole option, can automatically terminate this Agreement.

     (b) Protection of Proprietary Business Information. In addition to the disclosure by Bio-Tec to Purchaser of Technology, the use and disclosure of which is subject to Section 11(a)(ii), above, prior to the term of this Agreement Bio-Tec and Purchaser may have exchanged, and during the term of this Agreement, Bio-Tec and Purchaser may exchange other information which may represent confidential and proprietary business information of the other and which may include, but not be limited to, business plans, product applications, studies, reports, and other technical and business information (hereinafter referred to as "Proprietary Business Information"). Bio-Tec and Purchaser agree to hold all Proprietary Business Information of the other in trust and confidence and not disclose or use such Proprietary Business Information except for the purposes of this Agreement. The provisions of this Section 11(b) shall not restrict disclosure or use of information that is: (i) already known to the recipient except by reason of disclosure by a party to this Agreement, as evidenced by the records of the recipient; (ii) obtained without restriction as to further disclosure from a source other than the disclosing party, which source is under no obligation (written or otherwise) of confidentiality to Bio-Tec or Purchaser; (iii) generally available to the public when received, or thereafter becomes generally available to the public through no fault of the recipient; or, (iv) developed independently by the recipient without access to the Proprietary Business Information of the other party. Notwithstanding the foregoing restrictions, a party and its personnel may use and disclose any

Proprietary Business Information to the extent required by an order of any court or other governmental authority, or as necessary for it or them to protect their interest in this Agreement, but in each case only after the other party has been so notified and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure.

     (c) Disclosures for Marketing Purposes. In the event that Purchaser desires to disclose Technology or Bio-Tec Proprietary Business Information to potential customers for purposes of the marketing and sale of Covered Products, Purchaser shall provide Bio-Tec with written notice of such desire and shall make such disclosures only with the advance written approval of Bio-Tec, and in such form and under such restrictions and written agreements as may be required by Bio-Tec related to the disclosures.

     12. Termination and its Effects.

     (a) Failure of Purchaser to Pay Bio-Tec. Bio-Tec may terminate this Agreement by written notice to Purchaser in the event that Purchaser fails to pay any amount due to Bio-Tec under this Agreement within ten (10) days following written demand for payment.

     (b) Failure of Purchaser to Meet Minimum Purchase Requirements. Bio-Tec may terminate this Agreement by written notice to Purchaser in the event that Purchaser fails to purchase at least the quarterly minimum quantities of Bio-Tec Additives for any quarterly period as set out on Exhibit 5(b) within ten (10) days following written demand.

     (c) Breach. This Agreement may be terminated by either party for a material breach by the other party of the provisions of this Agreement. Such termination shall be effective sixty (60) days after written notice to the other party of the breach if the breach has not been remedied to the satisfaction of the non-breaching party within such sixty-day period.

     (d) Purchaser's Financial Condition. This Agreement will terminate automatically on the date of liquidation or cessation of business, insolvency, or voluntary or involuntary petition in bankruptcy of Purchaser.

     (e) Effect of Termination on Purchaser. Upon termination of this Agreement, Purchaser shall cease using Technology and the Bio-Tec Trademarks and cease the manufacture and sale of Covered Products; provided, however, that Purchaser may continue to sell in the ordinary course of business Covered Products that are either: (i) manufactured after the date of termination utilizing Bio-Tec Additives purchased from Bio-Tec prior to the date of termination; or, (ii) fully manufactured and in Purchaser's normal inventory at the date of termination, provided, in each case, that all monetary obligations of Purchaser to Bio-Tec have been and continue to be satisfied and Purchaser otherwise complies with the terms and conditions of this Agreement.

     (f) Survival of Certain Provisions on Termination. The provisions of Sections 9, 10, 11, 13, 14, and 15 of this Agreement shall survive the expiration or any termination of this Agreement.

     13. Indemnification/Insurance.

     (a) Indemnification. Purchaser shall defend, indemnify and hold the Indemnitees harmless from any and all claims, demands, actions and causes of action against the Indemnitees, and each of them, whether groundless or not, in connection with any and all injuries, losses, damages or liability of any kind whatsoever arising, directly or indirectly, out of the manufacture or sale of the Covered Products by the Purchaser. This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses incurred in connection with the defense of any and all such claims, demands, actions, or causes of action.

     (b) Insurance. Without limiting Purchaser's indemnity obligations under
Section 15(a) above, prior to the commercial sale by Purchaser of any Covered Product, Purchaser shall acquire a liability insurance policy with coverage in an amount not less than two million dollars ($2,000,000) per occurrence for bodily injury and two million dollars ($2,000,000) per occurrence for property damage.

     14. Disclaimer of Warranties and Limitations. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BIO-TEC DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES AS TO THE SUITABILITY OR MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY PRODUCTS OR TECHNOLOGY FURNISHED HEREUNDER OR FOR ANY COVERED PRODUCTS MANUFACTURED BY PURCHASER. IN NO EVENT SHALL BIO-TEC BE LIABLE FOR ANY LOST OR ANTICIPATED PROFITS, OR ANY INCIDENTAL, EXEMPLARY, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER BIO-TEC WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     15. Miscellaneous.

     (a) Assignment. No assignment or transfer of this Agreement or any right or license granted under this Agreement, including an assignment or transfer by operation of law pursuant to a merger, liquidation, foreclosure, or involuntary sale in bankruptcy shall be permitted by Purchaser or shall be effective or binding upon Bio-Tec without the prior written consent of Bio-Tec. Bio-Tec shall have no obligation to consent to any such assignment or transfer and may in its discretion withhold its consent.

     (b) Arbitration. Any controversy or claim arising under or related to this Agreement shall be settled by arbitration in Albuquerque, New Mexico before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     (c) Legal Compliance. Purchaser shall comply with all laws and regulations relating to its use of the Bio-Tec Additives and the manufacture and sale of Covered Products.

     (d) Independent Contractor. Purchaser's relationship to Bio-Tec shall be that of an independent contractor only. Purchaser shall not be the agent of Bio-Tec and shall have no authority to act for or on behalf of Bio-Tec in any matter. Persons retained by Purchaser as employees or agents shall not by reason thereof be deemed to be employees or agents of Bio-Tec.

     (e) Use of Names. Except for permitted uses of the Bio-Tec Trademarks under this Agreement, Purchaser shall obtain the prior written approval of Bio-Tec prior to making use of its name, trademarks, or service marks for any commercial purpose.

     (f) Place of Execution. This Agreement shall be deemed to have been executed in the State of New Mexico, U.S.A.

     (g) Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of New Mexico and the United States of America.

     (h) Entire Agreement. This Agreement and any non-disclosure or confidentiality agreement entered into previously by the parties constitute the entire agreement between Bio-Tec and Purchaser with respect to the subject matter hereof and shall not be modified, amended or terminated except by another agreement in writing executed by the parties hereto.

     (i) Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision that will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision that will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

     (j) Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority, shortage of materials, or failure of governmental authority to issue licenses or approvals that may be required. Any nonperformance or delay of Purchaser subject to this Section 18(j) that is in excess of one hundred eighty (180) days will constitute a material breach of this Agreement under Section 14(b).

     (k) All notices and other communications shall be hand delivered, sent by private overnight delivery service, or sent by registered or certified U.S.. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

          If to Bio-Tec:        Bio-Tec Environmental, LLC
                                Attn: John Lake
                                7009 Prospect Ave., Suite 202
                                Albuquerque, NM 87110

          If to Purchaser:      Thomas Casey
                                Casey Container Corp.

                                -------------------------------
                                -------------------------------

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party if hand-delivered, on the next business day following delivery to a private overnight delivery service, or, if mailed, five (5) days after the date mailed.

     (l) State and Local Taxes. Customer shall file all reports and pay all state and local sales, use, gross receipts, compensating, or other like taxes imposed upon Bio-Tec by reason of the services or products provided by Bio-Tec to Purchaser under this Agreement.

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
     The parties have caused this Agreement to be executed by their respective duly authorized officers.


BIO-TEC ENVIRONMENTAL, LLC                         [Purchaser Company Name]

John Lake                                          [Purchaser Executive Name]

CEO and President                                  [Purchaser Executive Title]

Date:                                              Date:


Casey Container Corp.

--------------------------------
James T. Casey - President & CEO

Dates this __ day of November, 2009

Exhibit 5(b)

                         Supply Projections for EcoPure

                      TASTE OF ARUBA - PREMIUM ARUBA WATER
                    NUMBER OF 24 BOTTLE 500ML CASES PRODUCED

YEAR 2010

1st Quarter                               20,000 Cases
2nd   "                                   40,000   "
3rd   "                                   60,000   "
4th   "                                   80,000   "

YEAR 2011

1st Quarter                              125,000 Cases
2nd   "                                  270,000   "
3rd   "                                  577,000   "
4th   "                                  999,000   "

YEAR 2012

1st Quarter                            1,146,000   "
2nd   "                                1,359,000   "
3rd   "                                1,752,000   "
4th   "                                2,231,000   "


                                       13
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Exhibit 7(a)
                        Purchaser Product Specifications

                          [TO BE PROVIDED BY PURCHASER]

Exhibit 8

                         Pricing for Bio-Tec Additives

ECOPURE ADDITIVE (GENERATION 1): THE FASTEST ENVIRONMENTAL
SOLUTION.

* 0th.

--------------------------------------------------------------------------------
*    .                                *        0th.
*    0th.     165 lb                  *        0th.    $21.45/lb
*    0th.                             *        0th.
*    0th.                             *        0th.
*    0th.     75 kg or less           *        0th.    $47.20/kg

--------------------------------------------------------------------------------

*    .                                *        0th.
*    0th.     166 lb.- 4,199lb        *        0th.    $17.73/lb
*    0th.                             *        0th.
*    0th.     76 kg - 1,908 kg        *        0th.
                                      *        0th.    $39.01/kg
                                      *        0th.

--------------------------------------------------------------------------------

*    .                                *        0th.
*    0th.     4,200 lb.. - 9,999lbs   *        0th.    $15.45/lb
*    0th.                             *        0th.
*    0th.     1,909 kg -4,545kg       *        0th.    $33.98/kg

--------------------------------------------------------------------------------

*    .
*    0th.     10,000lbs - 19,999lbs            $15.22/lb
*    0th.
*    0th.     20,000lbs - 39,999lbs            $14.99/lb
*    0th.
*    0th.     40,000lbs or over                $14.53/lb


EcoPure is packaged in 25kg boxes and 700kg Gaylords.

Prices are FOB Houston, TX USA and do not include shipping and handling.